EXHIBIT 10.1.

ABITIBIBOWATER INC.

RESTRICTED SHARE UNIT PLAN

AbitibiBowater Inc.	RESTRICTED SHARE UNIT PLAN

Table of contents

1.	PURPOSE	1
2.	ADMINISTRATION	1
3.	PARTICIPANTS	1
4.	DEFINITIONS	1
5.	GRANT OF RESTRICTED SHARE UNITS	2
6.	EARNED AWARDS	3
7.	AWARD PAYMENTS	3
8.	TERMS OF RESTRICTED SHARE UNITS	3
	(a) Vesting	3
	(b) Non-transferability	4
	(c) Termination of Employment	4
	(d) Payment of Plan Award Value	5
9.	CHANGES IN SHARE CAPITAL	5
10.	AMENDMENT	5
11.	UNFUNDED PLAN	6
12.	RELATIONSHIP TO OTHERS	6
13.	GOVERNING LAW	6
14.	OBLIGATIONS BINDING ON SUCCESSORS	6
15.	SECTION 409a	6
16.	TERMINATION	7

ABITIBIBOWATER INC.

RESTRICTED SHARE UNIT PLAN

1.         PURPOSE

The purpose of the AbitibiBowater Inc. (together with its subsidiaries, the “Company”) Restricted Share Unit Plan (the “Plan”) is to: 1) promote a greater alignment between the interests of shareholders and key employees (executives and high-potential/high performing managers); 2) reward and retain key employees of the Company; and 3) link key employees’ total direct compensation with the long term performance of the Company.

2.         ADMINISTRATION

The Plan shall be administered by the Human Resources and Compensation Committee (the “Committee”) of the Board of Directors of AbitibiBowater Inc. or such other committee as may be designated by the Board. The Committee shall have the full and complete authority to interpret and to modify the Plan, prescribe such rules and regulations, as appropriate, and make such other determinations as it deems necessary or desirable for the administration of the Plan. All decisions and determinations of the Committee respecting the Plan shall be binding and conclusive on the Plan and the Participants (as defined herein).

3.         PARTICIPANTS

The Committee shall, in its sole discretion, designate, from time to time, any of the key employees of the Company, as described in Section 1 hereof, (including directors but excluding directors who are not officers or salaried employees) as participants in the Plan (the “Participants”). The Committee may delegate to the Chief Executive Officer the authority to grant a certain number of Restricted Share Units to high performing and/or high potential non-executive or non-officer employees of the Company selected by the Chief Executive Officer, who shall then be treated as Participants. No person shall be entitled to participate in the Plan and the decision as to who shall have the opportunity to participate in the Plan and the extent of the participation will, subject to the terms hereof, be made by the Committee in its sole and absolute discretion.

4.         DEFINITIONS

For purposes of this Plan:

(i)

“Common Shares” means the common shares in the capital of AbitibiBowater Inc., and includes any shares of AbitibiBowater Inc. into which such shares may be converted, reclassified, redesignated, subdivided, consolidated, exchanged or otherwise changed, pursuant to a Reorganization or otherwise;

(ii)	“Financial Performance Criterion” means such corporate accounting or financial measure, ratio or calculation as may be selected on an annual basis by the Committee;

(iii)	“Performance Period” means three years or another period specifically established by the Committee and set out in the Grant Letter;
(iv)

“Reorganization” means any (i) capital reorganization, (ii) merger, (iii) amalgamation, (iv) offer for Common Shares, which, if successful, would entitle the offeror to acquire all of the Common Shares, or (v) arrangement or other scheme of reorganization;

(v)

“Ranking Schedule” means a list of comparator companies indicating the percentage (%) of a Participant’s RSU award that vests based on the number of comparator companies the Company beats in terms of the selected Financial Performance Criterion or any other vesting schedule based on Financial Performance Criterion as approved by the Committee;

(vi)

“Restricted Share Unit(s)” or “RSU(s)” means a phantom unit with a value pegged to the Common Shares’ actual stock price and which has time and financial performance vesting restrictions tied to it that define the portion and when any given award is actually earned by the Participant.

(vii)	“Closing Value” means the closing price of a Common Share on the last trading day of the Performance Period on the principal stock exchange on which the Common Shares are traded;
(viii)	“Plan Award Value” means the value obtained by multiplying the number of RSUs which vest by the Closing Value;
(ix)	“Section 409A” means Section 409A of the U.S. Internal Revenue Code of 1986, as amended, and the Treasury Regulations promulgated thereunder as in effect from time to time.

5.         GRANT OF RESTRICTED SHARE UNITS

(a)

At the time of the grant, the Committee shall determine the number of Restricted Share Units to be granted to each Participant and the vesting and other terms of such grant. The Chief Executive Officer shall determine the number of Restricted Share Units for which the granting authority was delegated to him by the Committee to be granted to each non-executive and/or non-officer Participant. After the commencement of the Performance Period, the Committee or the Chief Executive Officer may designate additional eligible key employee as Participants in the Plan (the “Mid-Term Participants”). Mid-Term Participants’ initial grants will be prorated based on time to be worked during the Performance Period.

(b)

As soon as practicable after determining the grant of a Participant, the Committee shall cause a notice in writing (the “Grant Letter”) to be given to the Participant. The Grant Letter shall set out the following information: (i) the number of Restricted Share Units granted to the Participant; (ii) the Ranking Schedule (which is subject to adjustment, if required, per section 6(a)); (iii) the length of the Performance Period; and (iv) any additional time-based vesting conditions. The Committee in its sole discretion may provide for the grant of RSUs that are subject solely to time-based vesting conditions, in which case references to the Performance Period shall be deemed to refer to the time period or periods over which the RSUs shall vest as determined by the Committee, and the other provisions of the Plan that are applicable to performance-based vesting conditions (including but not limited to the Ranking Schedule and Financial Performance Criterion) shall not apply to such RSUs.

(c)	All Restricted Share Units granted under the Plan shall be subject to the terms and conditions of the Grant Letter as well as the terms of this Plan.
(d)	The Committee will approve a Ranking Schedule for each Performance Period (provided that no Ranking Schedule shall apply to RSUs that are subject solely to time-based vesting conditions).

6.         EARNED AWARDS

(a)

At the end of each Performance Period, the Committee shall determine the extent, if any, to which the Participant has earned his Restricted Share Units. The Committee may modify the Financial Performance Criterion at its discretion within ninety days after the start of any given Performance Period. The Committee may also adjust the Ranking Schedule during the term of an award should the continued inclusion of one or more of the companies become inappropriate or inconsistent with the intent of the Plan (for example, because any such company ceases to exist in its then current form, or is acquired by another company) or for any other reason during the Performance Period.

(b)

The number of Restricted Share Units earned by the Participant will be based upon the Ranking Schedule (if applicable) that is set out in the Grant Letter, reflecting any adjustments pursuant to Section 6(a).

7.         AWARD PAYMENTS

(a)

At the end of each Performance Period, the value of the Participant’s Restricted Share Units will be equal to the number of Restricted Share Units earned by such Participant in accordance with Sections 6(a) and 6(b) hereof multiplied by the Closing Value.

(b)

The award payments will be made in cash. The award payments shall be made by no later than March 15 of the calendar year immediately following the calendar year in which the award payment vests in accordance with Section 6.

8.         TERMS OF RESTRICTED SHARE UNITS

Unless otherwise provided by the Committee in the Grant Letter:

Vesting

Awarded Restricted Share Units will vest in accordance with Section 6.

Non-transferability

The Plan Award Value is payable only to the Participant or, in the event of his death, his heirs or other legal representatives, as hereinafter provided. A Participant shall not be entitled to transfer, assign, charge, pledge or hypothecate, or otherwise alienate, whether by operation of law or otherwise, any Restricted Share Units, and Restricted Share Units shall not be subject to execution, attachment or similar process.

Termination of Employment

Notwithstanding the foregoing provisions of this Section 8, if the employment of any Participant shall be terminated so that he is no longer employed by the Company, his entitlement to a payment in respect of his Restricted Share Units at the end of the Performance Period shall be determined as follows:

(i)            if the employment of such Participant shall terminate due to termination by the Company for cause (as determined by the Committee in its sole discretion) or in the event the Participant voluntarily terminates his employment with the Company (other than due to voluntary retirement under Section 8(c)(ii)), then all unvested RSUs as of the date of termination of employment, shall forthwith become void and no amount shall be payable to the Participant unless otherwise determined by the Committee.

(ii)          if the employment of such Participant shall terminate by retirement (as determined by the Committee in its sole discretion) or involuntary termination by the Company leading to retirement eligibility at such termination (or immediately following any applicable severance period), then vesting of previously granted RSUs will be determined as if the Participant was actively at work through the end of the Performance Period, subject to Section 8(c)(iv).

(iii)         if the employment of such Participant shall terminate by involuntary termination otherwise than as referred to in Section 8(c)(i) or (ii), then vesting of previously awarded RSUs will be determined based on time worked, including any applicable severance period, prorated over the Performance Period, subject to Section 8(c)(iv).

(iv)         if the employment of such Participant shall terminate by death, or if the Participant dies following termination of employment but prior to payout of previously granted RSUs, then vesting of the previously unvested RSUs will be determined:

a-	if death occurs during employment: vesting will be determined based on time worked, prorated over the Performance Period;
b-

if death occurs after voluntary retirement under Section 8(c)(ii): vesting will be determined based on time worked, including the period of retirement up to the date of death, prorated over the Performance Period;

c-

if death occurs after involuntary termination described in Section 8(c)(ii) or 8(c)(iii) (including if termination is immediately followed by retirement): vesting will be determined based on time worked, including any portion of the severance period up to the date of death, prorated over the Performance Period.

(v)           if the employment of such Participant shall terminate because of disability (as determined by the Committee in its sole discretion), then vesting of previously awarded RSUs will be determined based on time worked, including any short term disability period (as defined under the Corporation’s short term disability policies), up to the time any long term disability period begins, prorated over the Performance Period.

Payment of Plan Award Value

The Company shall deduct any taxes that are required to be deducted by any applicable law from payments to Participants. All taxes due are the full and sole responsibility of the Participant.

9.         CHANGES IN SHARE CAPITAL

In the event of (x) a corporate transaction involving the Company (including, without limitation, any dividend or other distribution (whether in the form of cash, Common Shares, other securities or other property), stock split, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, sale of assets or subsidiaries, combination or exchange of shares, issuance of warrants or other rights to acquire Common Shares or other securities of the Company), (y) other similar corporate transaction or event that affects the Common Shares, or (z)  unusual or nonrecurring events affecting the Company, any affiliate, or the financial statements of the Company or any affiliate, or changes in applicable rules, rulings, regulations or other requirements of any governmental body or securities exchange or inter-dealer quotation system, accounting principles or law, then the Committee shall make an equitable or proportionate adjustment to prevent undue dilution or enlargement of the intended benefits or potential benefits of the Restricted Share Units consistent with the purposes of the Plan, including without limitation cancelling any one or more outstanding RSUs and causing to be paid to the holders thereof, in cash, Common Shares, other securities or other property, or any combination thereof, the value of such RSUs, if any, as determined by the Committee (which if applicable may be based upon the price per Common Share received or to be received by other shareholders of the Company in such event).

10.        AMENDMENT

(a)

The Committee may at any time, and from time to time, by resolution and without other formality amend the Plan in any respect, provided that no amendment shall operate to adversely affect materially any rights already acquired by a Participant under the Plan. Without amending the Plan the Committee may with the consent of any Participant, approve any variation in terms of that Participant’s Restricted Share Units.

(b)	The cost of the operation of the Plan shall be borne by the Company.

(c )

All notices under the Plan shall be in writing and, if to the Company, shall be delivered to the Company or sent by first class mail to their respective head or registered offices for the time being, and if to a Participant, shall be delivered personally or sent by first class mail to the Participant at the address which he shall give for the purpose, or failing any such address to his last known place of residence. If a notice is sent by mail, service thereof shall be deemed to be effected by properly addressing, prepaying and posting a letter containing the same to such address and shall be deemed to be served forty-eight hours after such mailing.

11.        UNFUNDED PLAN

The Plan shall be unfunded. To the extent that a Participant holds any rights by virtue of a grant of Restricted Share Units such rights shall be no greater than the rights of an unsecured general creditor of the Company.

12.        RELATIONSHIP TO OTHERS

No payment under the Plan shall be taken into account in determining any benefits under any pension, retirement, profit sharing, group insurance or other benefit plan of the Company except as otherwise specifically provided in such other plan.

13.        GOVERNING LAW

The Plan shall be governed by and construed in accordance with the laws of the Province of Québec and the federal laws of Canada applicable therein.

14.        OBLIGATIONS BINDING ON SUCCESSORS

The obligations of the Company under the Plan shall be binding upon any successor corporation or organization resulting from the merger, consolidation or other reorganization of the Company, or upon any successor corporation or organization succeeding to substantially all of the assets and business of the Company.

15.        SECTION 409a

It is intended that the provisions of this Plan comply with Section 409A, and all provisions of this Plan shall be construed and interpreted in a manner consistent with the requirements for avoiding taxes or penalties under Section 409A. Except as permitted under Section 409A, any deferred compensation (within the meaning of Section 409A) payable to or for the benefit of a Participant subject to U.S. tax (a “U.S. Participant”) may not be reduced by, or offset against, any amount owing by the Participant to the Corporation or any of its affiliates. Notwithstanding anything in this Plan to the contrary, if a U.S. Participant becomes entitled to receive payment in respect of any Restricted Share Units as a result of his or her “separation from service” (within the meaning of Section 409A), and the U.S Participant is a “specified employee” (within the meaning of Section 409A) at the time of his or her separation from service, and the Committee makes a good faith determination that (i) all or a portion of the Restricted Share Units constitute “deferred compensation” (within the meaning of Section 409A) and (ii) any such deferred compensation that would otherwise be payable during the six-month period following such separation from service is required to be delayed pursuant to the six-month delay rule set forth in Section 409A in order to avoid taxes or penalties under Section 409A, then payment of such “deferred compensation” shall not be made to the U.S Participant before the date which is six months after the date of his or her separation from service (and shall be paid in a single lump sum on the first day of the seventh month following the date of such separation from service) or, if earlier, the U.S Participant’s date of death; in such event, the Closing Value will be determined based on the closing price as of the expiration of such six-month period or the date of death. (For illustrative purposes only, if a U.S Participant who is a specified employee subject to the provisions of the previous sentence incurs a separation from service on January 16 of a calendar year, any payments of deferred compensation that would be payable to such U.S Participant during the six-month period from such January 16 through July 16 shall be accumulated and paid in a single lump sum to such U.S Participant on July 17 of such calendar year, or, if earlier, such U.S Participant’s date of death.) Each U.S Participant, any beneficiary or the U.S Participant’s estate, as the case may be, is solely responsible and liable for the satisfaction of all taxes and penalties that may be imposed on or for the account of such U.S Participant in connection with this Plan (including any taxes and penalties under Section 409A), and neither the Company nor any affiliate shall have any obligation to indemnify or otherwise hold such U.S Participant or beneficiary or the U.S Participant’s estate harmless from any or all of such taxes or penalties. Notwithstanding any provision of the Plan to the contrary, in the event that the Committee determines that any amounts payable hereunder will be taxable to a U.S. Participant under Section 409A prior to payment to such U.S. Participant of such amount, the Company may (i) adopt such amendments to the Plan and RSUs and appropriate policies and procedures, including amendments and policies with retroactive effect, that the Committee determines necessary or appropriate to preserve the intended tax treatment of the benefits provided by the Plan and RSUs hereunder and/or (ii) take such other actions as the Committee determines necessary or appropriate to avoid or limit the imposition of an additional tax under Section 409A.

16.        TERMINATION

The Committee may at any time terminate the Plan provided that the existing rights of Participants will not thereby be materially adversely affected.